Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is dated as of July 27, 2021 (the “Effective Date”) by and between Synchronoss Technologies, Inc. (the “Company”) and Ronald Prague.

WHEREAS, you have entered into an employment agreement with the Company dated as of May 1, 2017 (the “Employment Agreement”); and

WHEREAS, you and the Company have agreed that you will leave your position as Chief Legal Officer, General Counsel and Secretary on the Effective Date and you reemployment with the Company will end, effective as of the Separation Date (as defined below).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

1.Termination. You agree to continue to serve as Chief Legal Officer, General Counsel and Secretary of the Company until July 27, 2021, and shall continue as an employee of the Company until September 2, 2021 (such date, as applicable, the “Separation Date”). As of the Separation Date, you hereby resign as an officer of the Company and from any position you hold at any of its subsidiaries, affiliates and joint ventures (collectively, the “Affiliates”), to the extent applicable. You confirm and agree that your employment with the Company will be terminated effective as of the Separation Date. To the extent that the Company has not already done so, the Company shall pay to you in the next scheduled payroll after the Separation Date a lump-sum amount equal to any accrued and unpaid salary.
2.Severance Benefits.
In consideration of the execution of this Agreement, and provided you do not revoke this Agreement as set forth in Section 12 below, the Company agrees to pay you severance in the amount of $728,065.25, less all applicable federal and state withholdings, in equal semi-monthly payments This severance will be paid to you as follows:
(a)Semi-Monthly Payments. The Company agrees to pay you $535,805.00 less all applicable federal and state withholdings, in equal semi-monthly payments, commencing on the September 15, 2021 pay date or the first pay date immediately following the Effective Date of this Agreement, whichever occurs later in time, and continuing for thirty-five (35) successive pay dates thereafter.
(b)Lump sum Payment. In addition to the foregoing, the Company agrees to pay you $192,260.25, less applicable federal and state withholdings, in a lump sum payment on the date and in the same payment structure that either the Chief Executive Officer or any of his/her direct reports receive payment for their bonus for 2021, but in no event later than June 30, 2022.

(c)2020 Bonus Payment. In addition to the foregoing, the Company agrees to pay your 2020 Bonus in the amount of $151,286.00 on the date and in the payment structure that either the Chief Executive Officer or any one of his/her direct reports receive payment for their 2020 bonuses, but in no event later than December 31, 2021.
3.Benefits.
Your current group health insurance coverage will continue through September 30, 2021. No later than the 7th business day following the Effective Date of this Agreement, the Company will pay you a lump sum payment equal to $51,772, representing the employer portion of your health insurance premiums for a period of 24 months, which shall be reported as wages for purposes of Federal income tax.
4.Release of Claims.
(a)You voluntarily and irrevocably release and discharge the Company, each related or affiliated entity, employee benefit plans, and the predecessors, successors, and assigns of each of them, and each of their respective current and former officers, directors, shareholders, employees, and agents (any and all of which are referred to as “Releasees”) generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or services for the Company, known or unknown (“Claims”), which you have, claim to have, ever had, or ever claimed to have had against any of the Releasees through the date on which you execute this Agreement. This general release of Claims includes, without implication of limitation, all Claims related to the compensation provided to you by the Company, the termination of your employment with the Company, your resignation from directorships, offices and other positions with the Company, or your activities on behalf of the Company, including, without implication of limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful discrimination or deprivation of rights under the common law or any statute or constitutional provision (including, without implication of limitation, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Americans with Disabilities Act. You also waive any Claim for reinstatement, damages of any nature, severance pay, attorney’s fees, or costs.
(b)You agree that you will not hereafter pursue any Claim against any Releasee, by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your previous employment and you shall not seek reinstatement, damages of any nature, severance pay, attorney’s fees, or costs, provided, however, that nothing in this general release shall be construed to include a release of Claims that (i) arise from the Company’s obligations under this Agreement, any equity award/grant agreements (of whatever name or kind), and any shareholder agreements between you and the Company, (ii) relate to your status as a shareholder in the Company, (iii) relate to Section 1(d) of the Employment Agreement, (iv) relate to the Company’s obligation to defend and indemnify you under the Company’s certificate of incorporation and by-laws, Delaware law and any applicable directors and officers liability insurance policy, and (v) cannot be released as a matter of law. You represent you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.
5.Exceptions. You are not releasing any claim that cannot be waived under applicable state or federal law, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Notwithstanding any provision in this Agreement or any other agreement between you and the Company, you may communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. However, you understand and agree that you shall not be entitled to, and shall not seek nor permit anyone to seek on your behalf, any personal, equitable or monetary relief for any claims or causes of action released by you in this Agreement, to the fullest extent permitted by law.
6.Proprietary Information/Confidentiality. You agree and acknowledge your ongoing covenants under the Proprietary Information and Inventions Agreement you executed in connection with your employment. You agree that you will not discuss your employment by the Company or circumstances of your departure with any non-governmental entity or person (other than information that is publicly available in connection with the Company’s filings with the Securities and Exchange Commission) unless (i) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such Confidential Information; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment and (ii) to your spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to assist in your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6 by you. In the event this Section 6 is breached by you at any time, then the Company shall have the right to terminate this Agreement and the parties agree that in such event no payments shall be paid to you under this Agreement including but not limited to Section 2 or 3.
7.Return of Property. All documents, records, material and all copies of any of the foregoing pertaining to Company confidential information, and all software, equipment, and other supplies, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment or performance of the (“Property”) have been and remain the sole property of the Company and you agree to return to the Company all Property no later than the Separation Date. In no event should this provision be construed to require you to return to the Company any document or other materials concerning your remuneration and benefits during your employment with the Company. You agree to assume the lease of your Company automobile as soon as reasonably practicable after the Separation Date and subject to the approval of the automobile leasing company.
8.Litigation Cooperation. You agree to fully cooperate with the Company in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that you were involved in or which you gained knowledge of during your employment with the Company. Your cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company, at reasonable times. You agree that you will not voluntarily disclose any information to any non-governmental person or party that is adverse to the Company and that you will maintain the confidences and privileges of the Company.
9.Protective Covenants. You acknowledge and affirm the ongoing validity of the protective covenants set forth in Section 6 of the Employment Agreement which covenants are incorporated herein by this reference. You acknowledge and affirm the Company’s right to seek injunctive relief as provided in Section 6 of the Employment Agreement to restrain any violations under Section 6 of the Employment Agreement.
10.Nondisparagement. You agree not to make any disparaging statements concerning the Company or any of its affiliates, subsidiaries or current or former officers, directors, shareholders, employees or agents. The Company shall not, and shall cause its officers, directors, and Investor Relations personnel not to, (a) make any disparaging statements concerning you or your performance as an executive officer of the Company, and/or (b) take any action or make any statement, orally or in writing, which disparages or criticizes you or that would harm your reputation.
11.Notices, Acknowledgments and Other Terms. You are advised to consult with an attorney before signing this Agreement. This Agreement and the Employment Agreement set forth the entire agreement between you and the Company, and all previous agreements, or promises between you and the Company relating to the subject matter of this Agreement and the Employment Agreement are superseded, null, and void, with the exception of any equity grant/award agreements (of whatever name or kind), shareholder agreements, and indemnification agreements between you and the Company, the terms of which remain in full force and effect.
12.Consideration/Revocation. You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for 21 days before executing it. If not signed by you and returned to me so that the Company’s general counsel receives it by close of business on the day next following the foregoing period, this Agreement will be invalid. In addition, if you breach any of the conditions of the Agreement within the 21-day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement in less than the 21-day period you have been provided, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire period. The Company acknowledges that for a period of seven days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that the Company’s General Counsel actually receive before the end of such period, and that this Agreement shall not become effective or enforceable until the later of the expiration of such revocation period or the Separation Date (the “Effective Date”).
13.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Jeffrey Miller
Name:	Jeffrey Miller
Title:	President & Chief Executive Officer

Accepted and agreed to:

/s/ Ronald Prague	July 27, 2021
Ronald Prague	Date

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